Exhibit 23.1

Consent of Independent Auditor

Centennial Resource Development, Inc.

Denver, Colorado

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-215621 and 333-214355) and Form S-8 (No. 333-215119) of our report dated July 19, 2017, relating to the statement of revenues and direct operating expenses associated with the oil and natural gas properties acquired by Centennial Resource Development, Inc. (“Centennial”) from GMT Exploration Company, LLC, included in Centennial’s current report on Form 8-K/A filed on August 7, 2017.

/s/ BDO USA, LLP

Houston, Texas
August 7, 2017